EXHIBIT 12
         COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                Three Months Ended
                                               June 30       June 30
                                                1998          1997
                                              --------      --------
                                               (Thousands of Dollars)

Income before income taxes,
      extraordinary item and cumulative
      effect of accounting changes             $61,462       $74,001
Amortization of capitalized interest               610           543
Interest expense                                 6,607         5,588
Interest portion of rental expense                 613           649

Earnings                                       $69,292       $80,781
                                              ========      ========

Interest                                       $ 8,019       $ 5,877
Interest portion of rental expense                 613           649
                                              --------      --------
Fixed Charges                                  $ 8,632       $ 6,526
                                              ========      ========

Ratio of Earnings to Fixed Charges                8.03         12.38
                                              ========      ========